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                                                                   EXHIBIT 10.30

                                   AMENDMENT
                                       TO
                              EMPLOYMENT AGREEMENT

         THIS AMENDMENT TO EMPLOYMENT AGREEMENT is made as of December 1, 2002 by and between OM GROUP, INC., a Delaware corporation ("Company"), and Thomas R. Miklich, an individual ("Executive").

         WHEREAS, the parties entered into a certain employment agreement dated May 1, 2002 (the "Agreement"), with respect to the employment of the Executive by the Company; and


         WHEREAS, the Executive requested to have certain provisions of the Agreement clarified or amended; and

         WHEREAS, the Company is agreeable to making such revisions since it has decided that the request is reasonable and that the continued services of the Executive are beneficial to the Company;


         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereby agree that the Agreement is hereby amended, effective as of December 1, 2002, in the following respects:

         1. Section 1 of the Agreement is hereby amended to provide as follows:

                1. EMPLOYMENT AND TERM. The Company agrees to employ Executive and Executive agrees to be employed by the Company during the term of the Agreement, subject to the provisions hereinafter set forth. Unless terminated earlier as specifically provided herein, the initial term of the Agreement shall commence on May 1, 2002 and continue until November 30, 2005; provided, however, that the Agreement shall be renewed automatically for one additional 12-month period on each anniversary of December 1, 2002 (an "Anniversary Date"), unless either the Company or Executive gives contrary written notice to the other party at least six months prior to an Anniversary Date. The term of the Agreement as renewed pursuant to the above provisions shall be 36 months as of an Anniversary Date.


         2. Paragraph (d) of Section 3 of the Agreement is hereby amended to provide as follows:

                (d) RETIREMENT BENEFITS. Upon the termination of Executive's employment without Cause (as hereinafter defined), Executive shall be entitled to receive from the Company an annual amount equal to the annual benefit that Executive would have been eligible to receive under the supplemental executive retirement plan (in effect as of February 1, 2000) of his immediate prior employer (the "SERP"), including any applicable Offsets as defined in the SERP, if: (a) he had remained employed and covered by the SERP until the later of the term of the

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         Agreement, and (b) his Earnings (as defined under the SERP) with such prior employer has increased at the rate of five percent per annum; provided, however, that such amount shall be reduced by the actuarial equivalent of any amounts which Executive is entitled to receive that are: (i) attributable to Company Contributions (as defined in the OMG Americas, Inc. Employees' Profit-Sharing Plan (the "PROFIT-SHARING PLAN") or any successor thereto) made to the Profit-Sharing Plan, or
         (ii) payable under the Benefit Restoration Plan or any other supplemental pension or severance plan, program or arrangement maintained by the Company. Actuarial equivalency for such purposes shall be the applicable mortality rate and applicable interest rate defined in Section 417(e)(3)(A)(ii) of the Internal Revenue Code of 1986, as amended. Notwithstanding the foregoing, in the event the Company establishes a supplemental executive retirement plan in the future, the Executive shall receive the greater of: (i) the benefit described above, or (ii) the benefit under such newly established plan.

         3. Paragraph (b) of Section 4 of the Agreement is hereby amended to provide as follows:

                (b) TERMINATION WITHOUT CAUSE OR BY EXECUTIVE. If the Company terminates Executive's employment without Cause, the Company shall pay Executive for the number of months remaining under the term of the
         Agreement: (i) 100% of his total annual salary in effect on the date of his termination; and (ii) his "EARNED BONUS". Executive's earned bonus shall equal the ESTIMATED ANNUAL BONUS, as defined below, divided by 12 and then multiplied by the number of months remaining under the term of the Agreement. The Estimated Annual Bonus shall equal the greater of
         (x) the average of the Executive's annual incentive bonus paid to Executive by the Company over the most recent three years or the length of his employment, if less and (y) 75% of Executive's annual base salary in effect on the date of termination. Payments made under this
         Section 4(b) shall be payable during the term of the Agreement pursuant to the payroll practices of the Company. If Executive resigns, the Company shall pay Executive the amount determined under the above provisions for twelve months provided that any such resignation occurs on or after November 30, 2004. The healthcare, life insurance, and nonqualified retirement benefits as well as the use of the car to which Executive was entitled, or was accruing, on the date of any such termination or resignation shall be continued with respect to Executive for the period during which payments are made to the Executive pursuant to the above provisions. Restricted stock granted to the Executive shall vest immediately in the event of Termination by the Company without cause or by Executive.

         4. Paragraph (d) of Section 4 of the Agreement is hereby amended to provide as follows:

                (d) TERMINATION FOR DISABILITY. The Company shall have the right to terminate Executive's employment on or after the date of Executive incurs a

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         Disability, and such termination shall be treated as a termination without cause, except that any payments received pursuant to Section 4(b) shall be offset by any disability payments received pursuant to any disability benefit plan maintained by the Company. Disability for purposes of the Agreement shall mean a condition that renders Executive unable (as determined by the Company in good faith, based upon the opinion of a physician selected by the Company) to regularly perform his duties hereunder by reason of illness or injury for a period of more than six consecutive months.

         5. Subparagraphs (e)(i) and (c)(ii) of Section 4 of the Agreement a hereby amended to provide as follows:

                     (i) pay Executive's designated beneficiary or if there is no designated beneficiary, Executive's estate, his base salary in effect on the date of his death for the period of the term of the Agreement;

                     (ii) pay Executive's designated beneficiary or if there is no surviving beneficiary, Executive's estate, his earned bonus, determined pursuant to the provisions of Section 4(b), for the year in which Executive's death occurs;

                     (iii) restricted stock granted to the Executive shall vest immediately; and

Subparagraph (e)(iii) is renumbered (e)(iv).

         IN WITNESS WHEREOF, the Company has caused this Amendment to Employment Agreement to be executed by its duly authorized officer and Executive has executed this Amendment to Employment Agreement as of the date first above written.

OM GROUP, INC.                           EXECUTIVE

By:                                      By: /s/ Thomas R. Miklich
   -----------------------                  -----------------------
Name:                                       Thomas R. Miklich
Title:

APPROVED:

/s/ Lee R. Brodeur
--------------------------
Lee R. Brodeur
Chairman, Compensation Committee



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